Results of Special Meeting of Shareholders of Strong Short-Term Bond Fund

At a Special Meeting of the Shareholders of the Fund held on December 10, 2004, shareholders approved the following proposals:

To approve the reorganization of the Strong Short-Term Bond Fund into the Wells Fargo Advantage Short-Term Bond Fund.


             For                  Against               Abstain

       37,927,512.461          1,739,659.587         1,178,332.165

To approve an interim advisory agreement with Wells Fargo Funds Management, LLC.


             For                  Against                Abstain

       37,686,679.671         1,823,645.892          1,335,178.650

To approve an interim sub-advisory agreement with Wells Capital Management Incorporated.


            For                    Against              Abstain

           37,656,156.118         1,823,641.908         1,365,706.187

Appointment of Messrs. Phillip O. Peterson, William F. Vogt, and Gordon B. Greer as Trustees of the Liquidating Trust, which is referenced in the Agreement and Plan of Reorganization.


                For                 Against                Abstain

          40,845,504.213               -                      -